Exhibit 5.2

Warner Norcross + Judd LLP

Attorneys at Law

1500 Warner Building

150 Ottawa Avenue, N.W.

Grand Rapids, Michigan 49503

June 4, 2020

Stryker Corporation

2825 Airview Boulevard

Kalamazoo, Michigan 49002

Re:	Issuance of 1.150% Notes due 2025, 1.950% Notes due 2030, and 2.900% Notes due 2050

Ladies and Gentlemen:

Stryker Corporation, a Michigan corporation (the “Company”), has requested that we furnish this opinion in connection with the issuance of three series of notes consisting of $650,000,000 aggregate principal amount of the Company’s 1.150% Notes due 2025 (the “2025 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 1.950% Notes due 2030 (the “2030 Notes”), and $650,000,000 aggregate principal amount of the Company’s 2.900% Notes due 2050 (the “2050 Notes”) (and together with the 2025 Notes and the 2030 Notes, the “Notes”). The Notes will be issued under an indenture, dated as of January 15, 2010 (the “Base Indenture”), between the Company and U.S. Bank National Association, a nationally chartered banking association, as trustee, as supplemented by the Twenty-Second Supplemental Indenture dated as of June 4, 2020 (the “Twenty-Second Supplemental Indenture”), the Twenty-third Supplemental Indenture dated as of June 4, 2020 (the “Twenty-Third Supplemental Indenture”) and the Twenty-Fourth Supplemental Indenture dated as of June 4, 2020 (together with the Twenty-Second Supplemental Indenture and the Twenty-Third Supplemental Indenture, the “Supplemental Indentures,” and together with the Base Indenture, the “Indenture”). The Notes will be issued and sold pursuant to an Underwriting Agreement dated as of May 26, 2020 (the “Underwriting Agreement”), among the Company and BofA Securities, Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named in Schedule A to the Underwriting Agreement.

In arriving at the opinions expressed below, we have examined and relied on the Underwriting Agreement, the Indenture, and certificates evidencing the Notes. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of such records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies (including EDGAR documents) and the authenticity of the originals of such documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto.

Based on the foregoing and subject to the assumptions, limitations and qualifications set forth in this letter, we express the following opinions:

1. The Company has been duly incorporated and is validly existing as a corporation and is in good standing under the laws of the State of Michigan.

2. The Company’s execution and delivery of the each of the Supplemental Indentures, the Underwriting Agreement, and the Notes has been validly authorized by all necessary corporate action on the part of the Company.

We do not express an opinion as to any laws, statutes, rules or regulations other than the laws, statutes, rules and regulations of the State of Michigan.

The opinions expressed above are as of the date of this letter, and we do not assume an obligation to update or supplement those opinions to reflect a fact or circumstance that in the future comes to our attention or a change in law that in the future occurs or becomes effective. This letter is limited to the matters set forth in it, and no opinions are implied or may be inferred beyond those expressly stated above.

We consent to filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K, being filed on or about the date hereof, and incorporated by reference in the Company’s Registration Statement on Form S-3 (File No. 333-229539). We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement dated May 26, 2020 and filed with the Securities and Exchange Commission on May 27, 2020. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued under it.

Very truly yours,

WARNER NORCROSS + JUDD LLP

By	/s/ Stephen C. Waterbury
Stephen C. Waterbury, a Partner

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